CONTACT:	Michal D. Cann - President & CEO Phyllis A. Hawkins - SVP & CFO 360.679.3121	CORPORATE INVESTOR RELATIONS 5333 - 15TH AVENUE SOUTH, SUITE 1500 SEATTLE, WA 98108 206.762.0993 www.stockvalues.com

NEWS RELEASE

WASHINGTON BANKING COMPANY EARNS $1.1 MILLION IN FIRST QUARTER;
STRONG LOAN AND DEPOSIT GROWTH CONTINUES

OAK HARBOR, WA – April 28, 2004 – Washington Banking Company (Nasdaq: WBCO) today reported that strong loan production at its primary subsidiaries, Whidbey Island Bank (WIB) and Washington Funding Group (WFG), contributed to 11% revenue growth in the first quarter ended March 31, 2004. Net income was $1.1 million, or $0.20 per diluted share, compared to $1.2 million, or $0.23 per share in the first quarter of 2003. Per share data has been adjusted to reflect the 15% stock dividend issued February 26, 2004.

“Lending activity has been strong, contributing to 17% loan growth from a year ago, ” stated Michal Cann, President and CEO. “Although operating expenses were a drag on earnings in the first quarter, we anticipate that sustained loan volumes will help us attain our goal of at least 6% year-over-year earnings growth in 2004. We are focusing on commercial lending and real estate construction lending, while slowing our consumer loan growth by tightening underwriting standards for indirect loans, thereby further diversifying our portfolio.”

Net loans increased to $524.2 million at the end of the first quarter of 2004, compared to $446.5 million at March 31, 2003. Real estate construction loans grew 53%, and multi-family loans, which include commercial real estate, increased by 34% from the end of the first quarter of 2003.

At March 31, 2004, multi-family mortgages were 27% of the portfolio, from 24% a year ago, and real estate construction loans grew to 14% of the portfolio, compared to 11% a year earlier. Consumer loans declined to 33% of the loan portfolio, from 36% a year ago, and commercial loans decreased to 17% from 20% of total loans. One-to-four family mortgages grew in dollars, but remained flat from a year ago at 9% of the loan portfolio. Total assets grew 11% to $623.2 million, from $559.2 million at the end of the first quarter last year.

Management will host a conference call today, April 28th, at 10:00 am PDT (1:00 pm EDT) to discuss results from the first quarter. Investment professionals are invited to dial (303) 262-2175 to participate in the call, while all current and prospective shareholders are welcome to listen live or to the replay posted on the bank’s website, www.wibank.com. The archived call will also be available for three weeks by dialing (303) 590-3000 and using access code 575886#, approximately two hours after the call concludes.

“Mortgage lending activity has predictably slowed from year-ago levels,” Cann said. “In the past, selling single-family residential loans to the secondary market contributed significantly to our noninterest income. While we expect gain on sale of loans to continue to supplement our core business lines, we believe it will come at a slower pace. WFG, our wholesale mortgage subsidiary, is not yet operating at break-even. As the company continues its expense reduction and revenue enhancement measures, we expect it to turn the corner in the second quarter. If that expectation is not met, we will take stronger measures to ensure that profitability and performance ratios improve.”

Washington Banking Company’s efficiency ratio was 71.51% in the first quarter of 2004, compared to 66.03% for the same period a year ago. Return on average equity (ROE) was 9.85% and return on average assets (ROA) was 0.74% in the quarter ended March 31, 2004, compared to an ROE of 12.47% and an ROA of 0.93% a year ago.

“Our net interest margin has been holding up quite well, reflecting our ongoing efforts to build our core deposit base and lower our cost of funds,” stated Phyllis Hawkins, Senior Vice President and CFO. “The slight decrease in the margin is due primarily to the lower interest rate environment, which has made it more difficult to optimize loan pricing.” Net interest margin was 5.15% in the first quarter of 2004, compared to 5.30% a year ago and 5.32% for the year ended December 31, 2003.

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WBCO – 1Q04 Results
April 28, 2004
Page Two

Total deposits increased 13% to $547.3 million at March 31, 2004, compared to $485.6 million a year prior, with noninterest-bearing deposits increasing 33% and interest-bearing deposits growing 10% from year-ago levels. Core deposit growth and a lower interest rate environment contributed to a 10% decrease in interest expense.

Revenues were up 11% over the first quarter last year, reflecting the decline in interest expense, a moderate increase in the gain on sale of mortgage loans, and continued efforts to increase fee-based services. Net interest income before provision for loan losses plus noninterest income totaled $8.6 million in the first quarter of 2004, compared to $7.8 million a year ago.

Net interest income was up 8% to $7.1 million, compared to $6.5 million in the first quarter of 2003. Noninterest income grew 23% to $1.6 million, from $1.3 million a year ago. Noninterest expense was up 20% to $6.2 million, from $5.1 million in the first quarter of 2003, largely due to increased compensation and benefit expenses associated with WFG.

Nonperforming assets (NPAs) have increased slightly to $5.0 million, from $4.7 million at year-end 2003. In addition to the $4.7 million in NPAs at December 31, 2003, the company had one loan in the amount of $2.6 million classified as impaired. Although the loan is current and well secured, and management does not expect any losses stemming from this loan, it remained classified as impaired at the end of the first quarter of 2004. NPAs remained flat from year-end at 0.80% of assets, although they increased from 0.65% at the end of the first quarter last year. The allowance for loan losses increased 10% from a year ago to $6.5 million, representing 1.22% of gross loans, and 131% of nonperforming assets.

Shareholders’ equity increased 12% to $45.4 million at the end of the first quarter, and book value per share grew to $8.38 at March 31, 2004, from $7.59 a year ago.

Washington Banking Company is a bank holding company based in Oak Harbor, Washington that operates Whidbey Island Bank, a state-chartered full-service commercial bank, and Washington Funding Group, a wholesale mortgage lending subsidiary. Founded in 1961, Whidbey Island Bank provides various deposit, loan and investment services to meet customers’ financial needs. Whidbey Island Bank operates 17 full-service branches located in Island, Skagit, Whatcom and Snohomish counties in Northwestern Washington. Washington Funding Group, established in 2003, provides wholesale lending services operating from four offices located in Washington and Oregon.

www.wibank.com

This news release may contain forward-looking statements that are subject to risks and uncertainties. These forward-looking statements describe management’s expectations regarding future events and developments such as future operating results, growth in loans and deposits, and continued success of the Company’s business plan. Readers should not place undue reliance on forward-looking statements which reflects management’s views only as of the date hereof. The words “will,” “expect,” “should,” “likely,” “anticipate” and words of similar meaning are intended in part to help identify forward-looking statements. Future events are difficult to predict, and the expectations described above are necessarily subject to risk and uncertainty that may cause actual results to differ materially and adversely. In addition to discussions about risks and uncertainties set forth from time to time in the Company’s filings with the Securities and Exchange Commission, factors that may cause actual results to differ materially from those contemplated in these forward-looking statements include, among others: (1) local and national general and economic conditions are less favorable than expected or have a more direct and pronounced effect on the Company than expected; (2) changes in interest rates reduce interest margins more than expected and negatively affect funding sources; (3) projected business increases following strategic expansion or are lower than expected; (4) competitive pressure among financial institutions increases significantly; (5) legislation or regulatory requirements or changes adversely affect the banking and financial services sector; and (6) the Company’s ability to realize the efficiencies it expects to receive from its investment in personnel and infrastructure. Washington Banking Company does not undertake to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements were made. Any such statements are made in reliance on the safe harbor protections provided under the Securities Exchange Act of 1934, as amended.

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WBCO – 1Q04 Results
April 28, 2004
Page Three

CONSOLIDATED BALANCE SHEETS (unaudited) (in thousands except per share data)	March 31, 2004	December 31, 2003	March 31, 2003
Assets
Cash and Due from Banks	$19,881	$15,454	$21,007
Interest-Earning Deposits with Banks	352	356	11,895
Fed Funds Sold	22,445	4,795	32,000

Total Cash and Cash Equivalents	42,678	20,605	64,902

Securities Available for Sale	12,499	15,421	7,578
Securities Held to Maturity	14,583	14,745	14,946

Total Securities	27,082	30,166	22,524

Subsidiary Investment	334	—	—
FHLB Stock	2,303	2,280	2,194

Loans Held for Sale	8,936	8,251	4,209
Loans Receivable	521,701	499,919	448,148
Less: Allowance for Loan Losses	(6,480)	(6,116)	(5,875)

Loans, Net	524,157	502,054	446,482

Premises and Equipment, Net	19,847	19,814	17,300
Other Real Estate Owned	443	504	595
Deferred Tax Assets	1,611	1,659	1,205
Other Assets	4,779	4,659	3,979

Total Assets	$623,234	$581,741	$559,181

Liabilities and Shareholders Equity
Deposits:
Noninterest-Bearing	$84,116	$75,756	$63,293
Interest-Bearing	463,219	425,741	422,336

Total Deposits	547,335	501,497	485,629

Fed Funds Purchased	—	5,000	—
Other Borrowed Funds	12,500	12,500	15,000
Junior Subordinated Debentures (1)	15,007	—	—
Trust Preferred Securities	—	15,000	15,000
Other Liabilities	3,027	3,384	2,885

Total Liabilities	577,869	537,381	518,514

Shareholders' Equity:
Preferred Stock (no par value)
Authorized 20,000 Shares:
None Outstanding	—	—	—

Common Stock (no par value)
Authorized 10,000,000 Shares:
Issued and Outstanding 5,413,755 at 3/31/04,	31,281	31,125	21,342
5,357,880 at 12/31/03 and 4,656,378 at 3/31/03
Retained Earnings	14,025	13,273	19,278
Unrealized Gain (Loss) on Securities Available for Sale,
Net of Tax	59	(38)	47

Total Shareholders' Equity	45,365	44,360	40,667

Total Liabilities and Shareholders' Equity	$623,234	$581,741	$559,181

(1)     The Financial Accounting Standards Board issued Interpretation No. 46R which calls for the deconsolidation of trust preferred securities.

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WBCO – 1Q04 Results
April  28, 2004
Page Four

CONSOLIDATED STATEMENTS OF OPERATIONS (unaudited) ($ in thousands, except per share data)	Three Months Ended March 31,
	2004	2003
Interest Income
Loans	$8,852	$8,502
Taxable Investment Securities	108	76
Tax Exempt Securities	163	169
Other	41	119

Total Interest Income	9,164	8,866

Interest Expense
Deposits	1,773	1,995
Other Borrowings	146	156
Junior Subordinated Debentures (1)	180	—
Trust Preferred Securities	—	189

Total Interest Expense	2,099	2,340

Net Interest Income	7,065	6,526
Provision for Loan Losses	(825)	(763)

Net Interest Income after Provision for Loan Losses	6,240	5,763

Noninterest Income
Service Charges and Fees	746	477
Gain on Sale of Loans	511	458
Secondary Market Income	26	69
ATM Income	126	99
Other Income	153	167

Total Noninterest Income	1,562	1,270

Noninterest Expense
Compensation and Employee Benefits	3,772	3,085
Occupancy	1,022	850
Office Supplies and Printing	158	171
Data Processing	117	115
Consulting and Professional Fees	86	54
ATM Expense	84	108
Other	930	765

Total Noninterest Expense	6,169	5,148
Income before Income Taxes	1,633	1,885

Provision for Income Taxes	(538)	(645)

Net Income	$1,095	$1,240

Net Income per Common Share (2)
Basic	$0.20	$0.23
Diluted	$0.20	$0.23

Average Number of Common Shares Outstanding (2)	5,388,779	5,300,273
Fully Diluted Average Common and Common Equivalent Shares Outstanding (2)	5,596,123	5,474,794

(1)     The Financial Accounting Standards Board issued Interpretation No. 46R which calls for the deconsolidation of trust preferred securities.
(2)     Adjusted for 15% stock dividend distributed 2/26/04.

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WBCO – 1Q04 Results
April  28, 2004
Five

FINANCIAL STATISTICS (unaudited) ($ in thousands, except per share data)	Three Months Ended March 31,
	2004	2003
Revenues (1)	$8,627	$7,796

Averages
Total Assets	$591,930	$532,612
Loans	$515,732	$441,424
Interest Earning Assets	$553,305	$497,270
Deposits	$511,730	$460,315
Shareholders' Equity	$44,489	$39,775

Financial Ratios
Return on Average Assets, Annualized	0.74%	0.93%
Return on Average Equity, Annualized	9.85%	12.47%
Average Equity to Average Assets	7.52%	7.47%
Efficiency Ratio (2)	71.51%	66.03%
Net Interest Margin	5.15%	5.30%
Net Interest Spread	4.86%	5.00%

Period End	March 31, 2004	December 31, 2003	March 31, 2003

Book Value Per Share (3)	$8.38	$8.28	$7.59

Nonperforming Assets
Nonaccrual Loans	$4,512	$4,158	$3,062
Restructured Loans	--	--	--

Total Nonperforming Loans	4,512	4,158	3,062
Real Estate Owned	443	504	595

Total Nonperforming Assets	$4,955	$4,662	$3,657

Potential Problem Loans	$--	$314	$120

Impaired Loans	2,563	2,563	--

Nonperforming Loans to Loans	0.85%	0.82%	0.68%
Nonperforming Assets to Assets	0.80%	0.80%	0.65%
Allowance for Loan Losses to Nonperforming Loans	143.62%	147.09%	191.87%
Allowance for Loan Losses to Nonperforming Assets	130.78%	131.19%	160.65%
Allowance for Loan Losses to Loans	1.22%	1.20%	1.30%

Loan Portfolio
Commercial	$88,384	$87,371	$90,364
Real Estate Mortgages
One-to-Four Family	45,563	43,460	41,179
Five-or-More Family	144,046	133,539	107,425
Real Estate Construction	76,251	70,974	49,689
Consumer	175,955	172,406	163,428
Deferred Fees	438	420	272

Total Loans	$530,637	$508,170	$452,357

(1)     Revenues is net interest income before provision for loan losses plus noninterest income.
(2)     Efficiency ratio is noninterest expense divided by the sum of net interest income and noninterest income.
(3)     Adjusted for 15% stock dividend distributed on 2/26/04.

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NOTE: Transmitted on Business Wire at 8:00 a.m. PDT, April 28, 2004.